EXHIBIT 99.1


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                                  NEWS RELEASE
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[LOGO] MOCON(R)

                                                    FOR MORE INFORMATION CONTACT
FOR IMMEDIATE RELEASE                               DANE ANDERSON, CFO/VP
JULY 22, 2003                                       763-493-6370
                                                    www.mocon.com
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                     MOCON ANNOUNCES SECOND QUARTER RESULTS
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MINNEAPOLIS, MN, JULY 22, 2003 - MOCON, INC. (Nasdaq:MOCO) today reported revenue and earnings for the quarter ending June 30, 2003.

Sales for the second quarter of 2003 were $5,132,000, an increase of 4% compared to $4,955,000 for the second quarter of 2002. Net income was $609,000, up 1% compared to $605,000 in the second quarter of 2002. Net income per share was 11 cents (diluted) for both the second quarters of 2003 and 2002. Six-month sales also increased 4% to $10,161,000 compared to $9,784,000 for the first six months of 2002. Net income and net income per share were $1,216,000 and 22 cents (diluted), respectively, for the first half of 2003, compared to $1,203,000 and 21 cents (diluted) during the same period in 2002.

"Sales and net income were up in both the second quarter and first half of 2003, due primarily to increased sales of our permeation products," said Robert L. Demorest, MOCON President and CEO, "offset somewhat by decreases in sales of our sample preparation and gas analyzer products. We are pleased to be able to report an overall increase in sales and profitability, despite a challenging economic environment. In the second quarter we announced a $1,200,000 increase in our stock repurchase program, bringing the program total to $3,200,000. With approximately $6,977,000 in total cash, current and non-current marketable securities, and no long-term debt, we believe that we are well-positioned to take advantage of opportunities as they arise in the second half of 2003."

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide. See www.mocon.com for more information.
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This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the above statement regarding our belief we are well-positioned to take advantage of opportunities as they arise in the second half of 2003, and can otherwise be identified by words such as "will," "may," "expect," "believe," "anticipate," "estimate," "continue," or other similar expressions. There are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, uncertainties relating to competition and technological change, worldwide economic and political stability, setbacks in product development programs, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company's acquisition strategy and international operations, and other factors set forth in the Company's Annual Report on Form 10-K for the year ended
December 31, 2002 and other filings with the Securities and Exchange Commission.


   MOCON'S SHARES ARE TRADED ON THE NASDAQ STOCK MARKET UNDER THE SYMBOL MOCO.
                 MOCON is a registered trademark of MOCON, Inc.


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                                   MOCON, INC.
                       SUMMARY CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

INCOME STATEMENT DATA: (UNAUDITED)
----------------------

                                         QUARTER ENDED        SIX MONTHS ENDED
                                            JUNE 30,              JUNE 30,
                                        2003       2002       2003       2002
                                      -------    -------    -------    -------
SALES
   PRODUCTS                           $ 4,638    $ 4,453    $ 9,230    $ 8,841
   CONSULTING SERVICES                    494        502        931        943
                                      -------    -------    -------    -------
      TOTAL SALES                       5,132      4,955     10,161      9,784

COST OF SALES
   PRODUCTS                             2,009      2,013      4,064      3,975
   CONSULTING SERVICES                    233        283        449        554
                                      -------    -------    -------    -------
      TOTAL COST OF SALES               2,242      2,296      4,513      4,529
                                      -------    -------    -------    -------

GROSS PROFIT                            2,890      2,659      5,648      5,255
                                      -------    -------    -------    -------

RESEARCH AND DEVELOPMENT EXPENSE          345        305        691        605
SELLING AND ADMINISTRATIVE EXPENSE      1,641      1,506      3,152      2,976
                                      -------    -------    -------    -------
OPERATING INCOME                          904        848      1,805      1,674

INVESTMENT INCOME                          33         55         65        115
                                      -------    -------    -------    -------
INCOME BEFORE INCOME TAXES                937        903      1,870      1,789

INCOME TAXES                              328        298        654        586
                                      -------    -------    -------    -------
NET INCOME                            $   609    $   605    $ 1,216    $ 1,203
                                      =======    =======    =======    =======

NET INCOME PER COMMON SHARE:
  BASIC                               $  0.11    $  0.11    $  0.22    $  0.22
  DILUTED                             $  0.11    $  0.11    $  0.22    $  0.21

WEIGHTED AVERAGE SHARES:
  BASIC                                 5,396      5,495      5,426      5,487
  DILUTED                               5,463      5,675      5,497      5,654



BALANCE SHEET DATA:  (UNAUDITED)
-------------------
                                            JUNE 30, 2003      DECEMBER 31, 2002
ASSETS:
CASH AND MARKETABLE SECURITIES                $ 4,668              $ 5,298
ACCOUNTS RECEIVABLE, NET                        3,248                4,003
INVENTORIES                                     3,649                3,755
OTHER CURRENT ASSETS                              464                  589
                                              -------              -------
TOTAL CURRENT ASSETS                           12,029               13,645

MARKETABLE SECURITIES, NONCURRENT               2,309                  861
FIXED ASSETS, NET                               2,013                2,088
OTHER ASSETS, NET                               3,092                3,227
                                              -------              -------

TOTAL ASSETS                                  $19,443              $19,821
                                              =======              =======

LIABILITIES AND STOCKHOLDERS' EQUITY:
TOTAL CURRENT LIABILITIES                       2,818                3,115
DEFERRED INCOME TAXES                             315                  326
STOCKHOLDERS' EQUITY                           16,310               16,380
                                              -------              -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $19,443              $19,821
                                              =======              =======